Exhibit 99.3
Axonics® Announces Closing of Public Stock Offering and Full Exercise of Underwriters’ Option to Purchase Additional Stock

IRVINE, Calif – May 12, 2020 – Axonics Modulation Technologies, Inc. (NASDAQ: AXNX) (“Axonics”), a medical technology company that has developed and is commercializing novel implantable rechargeable sacral neuromodulation (“SNM”) devices for the treatment of bladder and bowel dysfunction, today announced the closing of its public offering of 4,600,000 shares of common stock at the public offering price of $32.50 per share, which includes the shares purchased pursuant to the exercise in full of the underwriters’ option to purchase up to an additional 600,000 shares of its common stock. The gross proceeds from the offering to Axonics, before deducting underwriting discounts and commissions and estimated offering expenses, were approximately $149.5 million.
BofA Securities, Morgan Stanley and Wells Fargo Securities acted as the joint book-running managers for the offering and representatives of the underwriters. SVB Leerink and Needham & Company acted as co-managers for the offering.
The shares described above were offered pursuant to an automatic shelf registration statement on Form S-3, including a base prospectus, which was filed by Axonics with the Securities and Exchange Commission (“SEC”) on May 7, 2020 and became automatically effective upon filing. A final prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained by contacting: BofA Securities, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte NC 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York , NY 10014; and Wells Fargo Securities, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, or by phone at (800) 326-5897 or by email to cmclientsupport@wellsfargo.com. The final terms of the offering were disclosed in the final prospectus supplement filed with the SEC.
About Axonics Modulation Technologies, Inc.
Axonics, based in Irvine, Calif., has developed and is commercializing novel implantable SNM devices for patients with urinary and bowel dysfunction. For more information, visit Axonics’ website at www.axonics.com.

Axonics Contact:
Neil Bhalodkar
Investor Relations
949-336-5293
ir@axonics.com